Exhibit 5.2
CF Bermuda Holdings Limited
Sterling House
16 Wesley Street
Hamilton HM 11
Bermuda
Our ref: 7598-003
November 27, 2023
Dear Sirs/Madams,
CF Bermuda Holdings Limited – Registration Statement on Form S-1
We have acted as special legal counsel in Bermuda to CF Bermuda Holdings Limited, a Bermuda exempted company (the “Company”), in connection with the preparation of a registration statement on Form S-1 filed by, inter alios, the Company, as a Guarantor (as defined below), on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933 (the “Securities Act”) (such registration statement being hereinafter referred to as the “Registration Statement”) relating to the proposed offering and sale of the Senior Notes due 2053 of F&G Annuities & Life, Inc., a Delaware corporation (“F&G”) (the “Notes”), to be issued pursuant to the Indenture (as defined below).
The Notes are to be issued under the Indenture, dated as of January 13, 2023, among F&G, certain guarantors thereunder (the “Delaware Guarantors”), the Company (together with the Delaware Guarantors, the “Guarantors” and each a “Guarantor”) and Citibank, N.A., as trustee (the “Trustee”), as amended and supplemented from time to time (the “Indenture”). The Indenture provides for the full and unconditional guarantee of payments on the Notes by the Guarantors, jointly and severally, on a senior unsecured, unsubordinated basis (collectively, the “Guarantees”).
1.For the purpose of giving this opinion, we have reviewed the following documents (collectively, the “Documents”):
1.1a copy of the Registration Statement;
1.2a copy of the Indenture (inclusive of the Guarantee provided by the Company);
1.3copies of the memorandum of association and the bye-laws of the Company (together the “Constitutional Documents”), each certified by the Secretary of the Company under the Secretary’s Certificate (as defined below);

1.4a copy of the unanimous written resolutions (the “Resolutions”) of the board of directors of the Company (the “Board”) dated November 27, 2023, pursuant to which the board of directors of the Company authorised the entry into the Indenture (and the Guarantee provided by the Company), as certified by the Secretary of the Company under the Secretary’s Certificate;
1.5a copy of a certificate of compliance from the Registrar of Companies in Bermuda in respect of the Company dated November 22, 2023, as certified by the Secretary of the Company under the Secretary’s Certificate;
1.6a certificate in respect of the Company signed by the Secretary of the Company and dated the date hereof (the “Secretary’s Certificate”); and
1.7such other documents in relation thereto as we have deemed necessary in order to render the opinions given below.
2.We have assumed for the purposes of this opinion:
2.1the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;
2.2that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
2.3the accuracy and completeness of all factual representations made in the Documents reviewed by us;
2.3that other than the supplemental indentures thereto, there are no agreements or arrangements in existence which in any way amend or vary the terms of the Indenture;
2.4that the resolutions set forth in the Resolutions are in full force and effect, have not been rescinded, superseded, varied or amended and that there is no matter affecting the authority of the directors to effect entry by the Company into the Indenture, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;
2.5that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

2.6that there is no provision of the laws or regulations of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed in this opinion;
2.7the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the Indenture, and the due execution and delivery thereof by each party thereto, other than the Company; and
2.8the Company is able to pay its liabilities as they become due.
3.On the basis of and subject to the foregoing, and further subject to the reservations set out below and any matters not disclosed to us, we are of the opinion that:
3.1The Company is an exempted company duly incorporated with limited liability and is validly existing and in good standing under the laws of Bermuda (meaning solely that the Company has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).
3.2When the Notes are duly authenticated by the Trustee and issued and delivered by F&G against payment therefor in accordance with the terms of the underwriting agreement relating thereto and the Indenture, the Guarantee of the Company will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of Bermuda.
4.The term “enforceable” when used in this opinion means that the obligation is of a type which the courts of Bermuda enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Guarantee. For example, the obligations of the Company under the Guarantee (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors including (without limiting the foregoing) the provisions of Part IVA of the Conveyancing Act 1983, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available where damages are considered to be an adequate remedy, (d) may not be given effect to by a Bermuda court, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect to the extent they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.
5.We express no opinion as to the enforceability of any provision contained in the Guarantee provided by the Company which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment. Provisions in the Guarantee provided by the Company (a) providing that a party shall not exercise a right or comply with an obligation conferred or imposed by statute or (b) purporting to fetter any person’s statutory powers, may not be enforceable unless expressly permitted by statute. Section 24A of the Companies Act provides that, subject to the company’s memorandum of association and bye-laws, a company may agree that the powers given to the members of the company that are contained in sections 10 (change of name), 10A (registration/change of secondary name), 12 (change to memorandum of association), 13 (change to bye-laws), 45 (alteration of share capital), 46 (reduction of share capital), 93 (removal of directors), 104 (amalgamation of companies), 104H (merger of companies), 161 (resolution to be wound up by the court), or 201 (voluntary winding up) of the Companies Act 1981 shall, in whole or in part, not be exercised.
6.We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.
7.This opinion is issued solely for the purposes of the filing of the Registration Statement with the Commission and shall not be relied upon in respect of any other matter.
8.This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.
9.We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,
/s/ ASW Law Limited
ASW Law Limited